                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                         ____________________________

                                  SCHEDULE 13D

                      (Amendment No. 1 -- Final Amendment)

                   Under the Securities Exchange Act of 1934


                            PRICELLULAR CORPORATION

                                (Name of issuer)


                    Common Stock, Par Value $0.01 Per Share
                          ___________________________
                         (Title of class of securities)

                                  741504 10 4

                                 (CUSIP number)


Brion Applegate                        Edward Grinacoff
Spectrum Equity Investors, L.P.        Sandler Capital Management
245 Lytton Avenue, Suite 175           767 5th Avenue, 45th Floor
Palo Alto, California                  New York, New York 10153
(415) 464-4600                         (212) 754-8100

with a copy to:                        with a copy to:

Scott R. Haber, Esq.                   Joseph Young, Esq.
Latham & Watkins                       Baker & Botts, L.L.P.
505 Montgomery Street, 19th Floor      599 Lexington Avenue
San Francisco, California              New York, New York  10022
(415) 391-0600                         (212) 705-5088

        _______________________________________________________________
                 (Name, address and telephone number of person
               authorized to receive notices and communications)



                                 June 25, 1998
        _______________________________________________________________
            (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box: [ ]



                               Page 1 of 26 Pages

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SPECTRUM EQUITY INVESTORS, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SPECTRUM EQUITY ASSOCIATES, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SPECTRUM EQUITY INVESTORS II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SPECTRUM EQUITY ASSOCIATES II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      WILLIAM P. COLLATOS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      BRION B. APPLEGATE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      KEVIN MARONI
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SANDLER ASSOCIATES

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      NEW YORK
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SANDLER CAPITAL MANAGEMENT

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      NEW YORK
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      21ST CENTURY COMMUNICATIONS PARTNERS T-E, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SANDLER CAPITAL PARTNERS IV, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                         -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                         -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING            -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                         -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SANDLER CAPITAL PARTNERS IV, FTE, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                         -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                         -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING            -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                         -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SANDLER INVESTMENT PARTNERS, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                         -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                         -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING            -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                         -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      MICHAEL J. MAROCCO

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF           -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                         -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING            -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                         -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      JOHN KORNREICH

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF           -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                         -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING            -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                         -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      HARVEY SANDLER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF           -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                         -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING            -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                         -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      ANDREW SANDLER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                             -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY                -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING                -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                             -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------
 CUSIP NO. 741504 10 4
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      PHYLLIS SANDLER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                             -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY                -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                             -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D dated March 16, 1998 filed by Spectrum Equity Investors, L.P., a Delaware limited partnership, Spectrum Equity Associates, L.P., a Delaware limited partnership, Spectrum Equity Investors II, L.P., a Delaware limited partnership, Spectrum Equity Associates II, L.P., a Delaware limited partnership, William P. Collatos, Brion B. Applegate and Kevin Maroni (collectively, the "Spectrum Reporting Persons"), and by Sandler Associates, a New York limited partnership, Sandler Capital Management, a registered investment adviser and a New York general partnership, 21st Century Communications Partners, L.P., a Delaware limited partnership, 21st Century Communications T-E, L.P., a Delaware limited partnership, 21st Century Communications Foreign Partners, L.P., a Delaware limited partnership, Sandler Capital Partners IV, L.P., a Delaware limited partnership, Sandler Capital Partners IV, FTE, L.P., a Delaware limited partnership, Sandler Investment Partners, L.P., a Delaware limited partnership, Michael J. Marocco, John Kornreich, Harvey Sandler, Andrew Sandler and Phyllis Sandler (collectively, the "Sandler Reporting Persons," and together with the Spectrum Reporting Persons, the "Reporting Persons"), relating to the Common Stock, par value $0.01 per share (the "Common Stock"), of PriCellular Corporation, a Delaware corporation (the "Company").

ITEM 1.  SECURITY AND ISSUER

     Item 1 is amended in pertinent part as follows:

     On June 25, 1998, pursuant to an Agreement and Plan of Merger dated as of March 6, 1998 (the "Merger Agreement"), by and between the Company and American Cellular Corporation, a Delaware corporation ("ACC"), ACC was merged with and into the Company (the "Merger"), with the Company as the surviving corporation and renamed "American Cellular Corporation", and each of the shares of Class A Common Stock was converted into the right to receive $14 cash per share. As a result, the Reporting Persons do not own any shares of Common Stock.


ITEM 5.  INTEREST IN SECURITIES OF THE COMPANY

     Item 5 is amended in pertinent part as follows:

     On June 25, 1998, pursuant to the Merger Agreement, ACC was merged with and into the Company, and all of the shares of Class A Common Stock of the Company were converted into the right to receive $14 cash per share. As a result of the Merger, the Reporting Persons ceased to be the beneficial owner of any shares of the Common Stock. Also pursuant to the Merger, the shares of Series A Convertible Preferred Stock of the Company were converted into the right to receive $14 in cash for each share of Class A Common Stock into which such shares of Series A Convertible Preferred Stock were convertible at the time of the Merger in connection with a change of control. Pursuant to the Merger, Spectrum Equity Investors, L.P. received $12,971,380 in respect of its Series A Convertible Preferred Stock.

ITEM 7.      MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 Joint Filing Agreement dated as of March 16, 1998 (incorporated by reference from the Schedule 13D).

                                   SIGNATURE
                                   ---------



     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  June 30, 1998

                    SPECTRUM EQUITY INVESTORS, L.P.
                    By:  Spectrum Equity Associates, L.P., its general partner

                    By: /s/ Brion B. Applegate
                        --------------------------------------
                        BRION B. APPLEGATE, General Partner

                    SPECTRUM EQUITY ASSOCIATES, L.P.

                    By: /s/ Brion B. Applegate
                        --------------------------------------
                        BRION B. APPLEGATE, General Partner

                    SPECTRUM EQUITY INVESTORS II, L.P.
                    By: Spectrum Equity Associates II., L.P., its general
                        partner

                    By: /s/ Brion B. Applegate
                        --------------------------------------
                        BRION B. APPLEGATE, General Partner

                    SPECTRUM EQUITY ASSOCIATES II, L.P.

                    By: /s/ Brion B. Applegate
                        --------------------------------------
                        BRION B. APPLEGATE,  General Partner

                    By: /s/ William P. Collatos
                        --------------------------------------
                        WILLIAM P. COLLATOS

                    By: /s/ Brion B. Applegate
                        --------------------------------------
                        BRION B. APPLEGATE

                    By: /s/ Kevin Maroni
                        --------------------------------------
                        KEVIN MARONI

                    SANDLER ASSOCIATES

                    By: /s/ Michael Marocco
                        ----------------------
                        MICHAEL MAROCCO, General Partner

                    SANDLER CAPITAL MANAGEMENT

                    By: ARH Corporation,
                      By: /s/ Edward Grinacoff
                          ----------------------
                          EDWARD GRINACOFF, Secretary and Treasurer

                    21st CENTURY COMMUNICATIONS PARTNERS, L.P.
                    By:  Sandler Investment Partners, L.P., General Partner
                    By:  Sandler Capital Management, General Partner
                    By:  MJDM CORP., a General Partner

                       By:  /s/ Edward Grinacoff
                            ----------------------
                            Name:  Edward Grinacoff, President

                    21st CENTURY COMMUNICATIONS T-E, L.P.
                    By:  Sandler Investment Partners, L.P., General Partner
                    By:  Sandler Capital Management, General Partner
                    By:  MJDM CORP., a General Partner

                       By: /s/ Edward Grinacoff
                           ----------------------
                           Name:  Edward Grinacoff, President

                 21st CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.
                 By: Sandler Investment Partners, L.P., General Partner
                 By: Sandler Capital Management, General Partner
                 By: MJDM CORP., a General Partner

                   By: /s/ Edward Grinacoff
                       ----------------------
                       Name:  Edward Grinacoff, President

                 SANDLER CAPITAL PARTNERS IV, L.P.
                 By: Sandler Investment Partners, L.P., General Partner
                 By: Sandler Capital Management, General Partner
                 By: MJDM CORP., a General Partner

                   By: /s/ Edward Grinacoff
                       ----------------------
                       Name: Edward Grinacoff, President

                 SANDLER CAPITAL PARTNERS IV, FTE, L.P.
                 By: Sandler Investment Partners, L.P., General Partner
                 By: Sandler Capital Management, General Partner
                 By: MJDM CORP., a General Partner

                   By: /s/ Edward Grinacoff
                       ----------------------
                       Name: Edward Grinacoff, President

                 SANDLER INVESTMENT PARTNERS, L.P.
                 By: Sandler Capital ;Management, General Partner
                 By: MJDM, Corp., a General Partner

                   By: /s/ Edward Grinacoff
                       ----------------------
                       Name: Edward Grinacoff, President

                   By: /s/ Harvey Sandler
                       ----------------------
                       HARVEY SANDLER

                   By: /s/ Michael Marocco
                       ----------------------
                       MICHAEL MAROCCO

                   By: /s/ John Kornreich
                       ----------------------
                       JOHN KORNREICH

                   By: /s/ Andrew Sandler
                       ----------------------
                       ANDREW SANDLER

                   By: /s/ Phyllis Sandler
                       ----------------------
                       PHYLLIS SANDLER